EXHIBIT 99.1

AGREEMENT

The persons below hereby agree that the Schedule 13G to which this agreement is attached as an exhibit, as well as all future amendments to such Schedule 13G, shall be filed on behalf of each of them. This agreement is intended to satisfy the requirements of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934.

Date: April 7, 2026

HELIX PARTNERS MANAGEMENT LP

By: /s/ Samuel Jed Rubin

Name: Samuel Jed Rubin

Title: Chief Operating/Compliance Officer

HELIX STRATEGIC FUND LP

By: /s/ Samuel Jed Rubin

Name: Samuel Jed Rubin

Title: Authorized Signatory

MMD HOLDINGS LTD

By: /s/ Chris Bowring

Name: Chris Bowring

Title: Director

/s/ Jonathan Heller
Jonathan Heller